SERVICER ANNUAL STATEMENT AS TO COMPLIANCE

     1, Timothy R. Barber, certify that I am a duly elected Senior Vice President of The Huntington National Bank, a national banking association (the"Bank"), authorized to execute and deliver this certificate in the name and on behalf of the Bank, as required by Section 6.03 of the Purchase and Servicing Agreement, dated as of October 31, 2003 (the "Purchase and Servicing Agreement"), among the Bank, as seller and servicer (in such capacity, the "Servicer"), and GS Whole Loan Trust, as purchaser, and further certify in the name of and behalf of the Servicer, that:

     1 . A review of the activities of the Servicer and of the performance of its obligations under the Purchase and Servicing Agreement during the period from January 1, 2004, to and including December 31, 2004 (the "Review Period"), was conducted under the supervision of the undersigned.

     2. Based on my knowledge and such review, except as otherwise disclosed pursuant to paragraph 3 below, the Servicer has fulfilled its obligations under the Purchase and Servicing Agreement during the applicable Review Period and there is no significant deficiency known by the undersigned with respect to the applicable Review Period which has not been disclosed herein.

     3. Based on such review, to the undersigned's knowledge, the following is a description of each significant deficiency during the Review Period in the performance of the Servicer's obligations under the provisions of the Purchase and Servicing Agreement, which sets forth in detail (i) the nature and status of each such deficiency and (ii) the action taken by the Servicer, if any, to remedy each such deficiency: None.

     4. I have reviewed all distribution or servicing reports (the "Reports") delivered by the Servicer in respect of periods included in the Review Period.

     5. Based on my knowledge, the information in these Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the applicable Review Period.

     6. Based on my knowledge, the distribution or servicing information required to be provided to the Purchaser by the Servicer under the Purchase and Servicing Agreement for inclusion in these Reports is included in these Reports,

     7. I am responsible for reviewing the activities performed by the Servicer under the Purchase and Servicing Agreement and based upon my knowledge and review, and except as disclosed to Purchaser in this Certificate or otherwise in writing, the Servicer has fulfilled its obligations under the Purchase and Servicing Agreement.

     8. To the knowledge of the undersigned, the Servicer has provided all of the reports and certificates required under Sections 5.02, 6.02 and 6.03 to the parties to which such reports and certificates are required to be provided with respect to the applicable Review Period.

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: March 1, 2005                              By: /s/ Timothy R. Barber
                                                      --------------------------
                                                   Name: Timothy R. Barber
                                                   Title: Senior Vice President